Rand Logistics Inc.

                              FOR IMMEDIATE RELEASE

             RAND LOGISTICS ACQUIRES TWO FULLY COMMITTED VESSELS AND
                          SECURES USE OF A THIRD VESSEL

New York, NY - August 28, 2007 - Rand Logistics Inc. (NASDAQ: RLOG, RLOGW, RLOGU) today announced that its wholly-owned subsidiary, Lower Lakes Towing, Ltd., acquired two conventional bulk carriers from the Voyageur group of companies for 25 million CAD (approximately U.S. $23.7 million). Additionally, the Company entered into a contract of affreightment with Voyageur for the exclusive use of a third vessel, and secured an option to acquire this vessel for 5 million CAD. Management anticipates the three vessels will be immediately accretive to EBITDA and net income for Rand.

Lower Lakes management has negotiated or assumed long-term contracts with premier grain and other companies that are both current and new customers for these vessels. The majority of the cargo to be carried on the vessels will be grain. Voyageur will continue to provide all crew manning on the three vessels.

The acquisition was financed through an 18 million CAD (approximately U.S. $17.1 million) term loan increase from GE Canada Finance Holding Company. The balance of the purchase price was paid with Rand cash on hand, including cash raised as a result of recent exercises of Rand warrants.

Scott Bravener, President and CEO of Lower Lakes Towing, commented, "These vessels further diversify our revenue and customer base, and substantially expand our capacity in a market where demand exceeds supply. The customer contracts we have signed cover the full capacity of the two acquired vessels, and the majority of the third vessel. We are transferring a portion of our self-unloading business to these vessels, enabling us to pursue additional self-unloading cargo opportunities and maximize the utilization rates on the newly added vessels. The vessels also enable further penetration of our existing grain customers. Additionally, we are fortunate to be purchasing these vessels as they enter the most profitable months of the grain shipping season due to the seasonality of harvesting."

Laurence S. Levy, Chairman and CEO of Rand Logistics, stated, "We are very enthusiastic about this acquisition and the benefits it brings to Rand. In addition to diversifying the Company's customer base, this acquisition leverages our existing infrastructure and should be immediately accretive to earnings. This investment further validates our strategy of building our platform through opportunistic, in-market, 'tuck-in' acquisitions."

The vessels are Canadian flagged, and operate in the conventional dry bulk trades on the Great Lakes. The two acquired vessels are 642 feet and 730 feet in length and were built in 1952 and 1983, respectively. The third vessel measures 609 feet in length and was built in 1967. The Company believes that the vessels have been well maintained and have long remaining economic life spans.

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Further details regarding this transaction will be included in the Company's
Form 8-K being filed with the Securities and Exchange Commission by August 31, 2007.

About Rand Logistics

Rand Logistics, Inc. is a leading provider of bulk freight shipping services throughout the Great Lakes region. Through its subsidiaries, the Company operates a fleet of eleven self-unloading bulk carriers, including nine River Class vessels and one River Class self-unloading tug/barge unit, and three conventional bulk carriers. The Company is the only carrier able to offer significant domestic port-to-port services in both Canada and the U.S. on the Great Lakes. The Company's vessels operate under the U.S. Jones Act - which dictates that only ships that are built, crewed and owned by U.S. citizens can operate between U.S. ports - and the Canada Marine Act - which requires Canadian commissioned ships to operate between Canadian ports.

Forward-Looking Statements

This press release may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) concerning the Company and its operating subsidiaries. Forward-looking statements are statements that are not historical facts, but instead statements based upon the current beliefs and expectations of management of the Company. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the results included in such forward-looking statements.

CONTACT:                              -OR-           INVESTOR RELATIONS COUNSEL:
Rand Logistics, Inc.                                 The Equity Group Inc.
Laurence S. Levy, Chairman & CEO                     Loren G. Mortman
212-644-3450                                         (212) 836-9604
                                                     LMortman@equityny.com
                                                     www.theequitygroup.com
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